Exhibit 99.1

CHARTER OF THE AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS

OF

NEOGENOMICS, INC.

Adopted July 14, 2011

(As Amended October 11, 2012)

I.	General Focus

The Audit Committee (the “Committee”) shall provide assistance to the Board of Directors (“Board”) of NeoGenomics, Inc., a Nevada corporation (the “Corporation”), in fulfilling its responsibilities with respect to its oversight of:

(i)	The quality and integrity of the Corporation’s financial statements;

(ii)	The Corporation’s compliance with legal and regulatory requirements;

(iii)	The independent auditor’s qualifications and independence;

(iv)	The performance of the Corporation’s internal audit function and independent auditors; and

(v)	Working in coordination with the Compliance Committee of the Board of Directors, the implementation and effectiveness of the Corporation’s ethics and compliance program.

II.	Structure and Operations

The Committee shall be comprised of three (3) or more members of the Board, each of whom is determined by the Board to be “independent” under the rules of The NASDAQ Stock Market (“NASDAQ”) or the rules of such other national exchange as may be substituted by the Board in its discretion and the rules promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Committee shall not have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation at any time during the preceding three (3) years.

Each member of the Committee shall have a working familiarity with basic finance and accounting practices (or acquire such familiarity within a reasonable period after his or her appointment) and at least one member shall in the judgment of the Board have accounting or related financial management expertise as required by the rules of NASDAQ. Each member of the Committee shall be able to read and understand fundamental financial statements, including the Corporation’s balance sheet, income statement, and cash flow statement.

Each member of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by majority vote of the Board.

The Board shall elect the Chair of the Committee. The Chair will approve the agendas for Committee meetings.

III.	Meetings

The Committee shall meet as frequently as circumstances dictate, but at least quarterly. The Chair of the Committee or a majority of the members of the Committee may call a special meeting of the Committee. As part of its goal to foster open communication, the Committee shall periodically meet separately with each member of management, the personnel responsible for the internal audit function and the independent auditors to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee may meet privately with the personnel responsible for the ethics and compliance program, as necessary.

All non-management directors who are not members of the Committee may attend meetings of the Committee, but may not vote. Additionally, the Committee may invite to its meetings any director, member(s) of management of the Corporation and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any person it deems appropriate in order to carry out its responsibilities.

A majority of the members, but not less than two (2), will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee may meet by telephone or videoconference and may take action by unanimous written consent.

The Committee shall appoint a person who need not be a member thereof to act as secretary and minutes of its proceedings shall be kept in minute books provided for that purpose. The agenda of each meeting will be prepared by the secretary and, whenever reasonably practicable, circulated to each member prior to each meeting.

IV.	Responsibilities and Duties

The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the authority to retain outside legal, accounting or other advisors for this purpose, including the authority to approve the fees payable to such advisors and any other terms of retention.

The Committee shall be given full access to the Corporation’s: Management, ethics and compliance personnel, Board, corporate executives and independent accountants, as necessary, to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board.

Notwithstanding the foregoing, the Committee is not responsible for certifying the Corporation’s financial statements or guaranteeing the independent auditor’s report. The fundamental responsibility for the Corporation’s financial statements and disclosures rests with management and the independent auditors.

Documents/Reports Review

1.	Meet with management and the independent auditors to review and discuss, prior to public dissemination, the Corporation’s annual audited financial statements and quarterly financial statements, including the Corporation’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 and the matters in the written disclosures required by Independence Standards Board Standard No. 1.

2.	Report to the Board whether, based on its discussions with management and the independent auditor, it recommends to the Board that the most recent year’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K to be filed with the SEC.

3.	Review and discuss with management and the independent auditors the Corporation’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information).

4.	Review and discuss with management and the independent auditors financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each instance in which the Corporation may provide earnings guidance.

Independent Auditors

5.	The Committee shall have the direct responsibility and authority to appoint, retain, compensate, evaluate, oversee and, where appropriate, replace the independent auditors. The Committee shall inform the independent auditors that such firm shall report directly to the Committee. The Committee shall resolve disagreements between management and the independent auditor regarding financial reporting.

6.	Review the independent auditors’ audit plan and areas of audit focus. Review the fees and other significant compensation to be paid to the independent auditors.

7.	Approve in advance any audit or nonaudit engagement or relationship between the Corporation and any independent auditor engaged to prepare or issue an audit report or perform other audit, review or attest services, other than prohibited nonauditing services, as specified in the rules and regulations of the SEC or any rules of the Public Company Accounting Oversight Board promulgated thereunder. The Committee shall not approve any “prohibited nonauditing services” without obtaining a prior exemption from the Public Company Accounting Oversight Board. Audit and nonaudit engagements must be approved either (a) explicitly in advance or (b) pursuant to a pre-approval policy established by the Committee. The Committee may delegate to one or more members of the Committee the authority to grant such pre-approvals. The delegatee’s decisions regarding approval of services shall be reported by such delegatee to the full Committee at each regular Committee meeting.

8.	Review and assess, at least annually, the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner. In conducting its review and evaluation, the Committee should:

(a)	Review the written report of the independent auditor that delineates all relationships between the independent auditor and the Corporation that the auditors believe may impact their independence and objectivity, which report should be submitted to the Committee at least annually, and discuss with the independent auditor and management the scope of any such disclosed relationship and their actual or potential impact on the independent auditor’s independence and objectivity;

(b)	Obtain and review a report by the Corporation’s independent auditor describing: (i) the auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditor or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the auditor, and any steps taken to deal with any such issues; and

(c)	Take into account the opinions of management.

Financial Reporting Process

9.	In consultation with the independent auditors and management , review the integrity of the Corporation’s financial reporting processes, both internal and external. In connection therewith, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding: (i) all critical accounting policies and practices to be used by the Corporation; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Corporation’s management, the ramifications of the use of the alternative disclosures and treatments and the treatment preferred by the independent auditor; (iii) effects of changes in accounting standards that may materially affect the Corporation’s financial reporting practices; (iv) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles; (v) the integrity of the Corporation’s financial reporting practices and the adequacy and effectiveness of internal controls, including a review of significant findings identified by the independent auditors, management’s responsiveness to such recommendations and any specific audit steps adopted in light of material control deficiencies and (vi) any other material written communications between the independent auditor and the Corporation’s management.

10.	Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

11.	Review with the independent auditor (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management and (ii) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditor (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and (iii) any “management” or “internal control” letter issued or proposed to be issued by the independent auditor to the Corporation. The review should also include discussion of the responsibilities, budget and staffing of the corporation’s internal audit function.

Legal Compliance/General

12.	Review periodically, with the Corporation’s legal counsel, any legal matter that could have a significant impact on the Corporation’s financial statements and any material inquiries or reports received from regulatory or governmental agencies.

13.	Review periodically the content and operation of the Corporation’s ethics and compliance program and the Code of Business Ethics.

14.	Discuss with management and the independent auditors at least annually the Corporation’s guidelines and policies with respect to risk assessment and risk management. The Committee should discuss the Corporation’s major financial risk exposures and the overall steps management has taken to monitor and control such exposures; however, the Committee is not responsible for detailed review of financial risk exposure and management, which responsibility has been delegated to another committee of the Board.

15.	Set, and review periodically, clear hiring policies for employees or former employees of the independent auditors.

16.	Establish, and review periodically, procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

17.	Engage or consult with independent counsel or advisors as it deems necessary to carry out its duties.

Reports

18.	Review and approve the Committee’s report required to be included in the Corporation’s annual proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

19.	Report regularly to the full Board including:

(i)	with respect to any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors;

(ii)	following all meetings of the Committee; and

(iii)	with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities.

The report to the Board may take the form of an oral report by the Chair of the Committee or any other member of the Committee designated by the Committee to make such report.

20.	Maintain minutes or other records of meetings and activities of the Committee.

21.	The Committee shall set and receive appropriate funding from the Corporation for (i) the payment of compensation to the independent auditors and to other advisors retained by the Committee pursuant to the provisions of this Charter and (ii) the payment of any necessary and appropriate administrative expenses.

V.	Annual Performance Evaluation

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including a review of the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.